FINAL VERSION
FORM OF LOCK-UP AGREEMENT
THIS LOCK-UP AGREEMENT (this “Agreement”), dated as of January 6, 2026, is made and entered into by and between D-Wave Quantum Inc., a Delaware corporation (“Parent”), and [●] (“Securityholder”). Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).
WHEREAS, Parent, Quest Acquisition Merger Sub I, Inc., a Delaware corporation and a direct wholly owned subsidiary of Parent (“Merger Sub 1”), Quest Acquisition Merger Sub II, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent (“Merger Sub 2”), Quantum Circuits, Inc., a Delaware corporation (the “Company”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely as the representative, agent and attorney-in-fact of the Securityholders, entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, pursuant to which, among other things, at Closing, (i) Merger Sub 1 will merge with and into the Company (the “First Merger”), with the Company surviving as a wholly owned subsidiary of Parent and (ii) immediately following the First Merger, the Company will merge with and into Merger Sub 2 (the “Second Merger” and, together with the First Merger, collectively, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a direct wholly owned subsidiary of Parent, on the terms and conditions set forth therein;
WHEREAS, upon the Closing, Securityholder will own shares of Parent Common Stock (“Closing Shares”); and
WHEREAS, in connection with the Mergers and effective as of the Closing, the parties hereto wish to set forth herein certain understandings between such parties with respect to restrictions on transfer of equity interests in Parent following the Closing.
NOW, THEREFORE, the parties agree as follows:
1.Subject to the exceptions set forth herein, Securityholder agrees not to, without the prior written consent of Parent, (a) sell, offer to sell, contract or agree to sell, subject to any lien, pledge, grant any option, right or warrant to purchase or otherwise transfer, dispose of or agree to transfer or dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (the “SEC”) promulgated thereunder, 50% of Closing Shares, any shares of Parent Common Stock issued upon the exercise of Parent Options held by it immediately after the Effective Time, or any other securities convertible into or exercisable or exchangeable for Parent Common Stock held by it immediately after the Effective Time (collectively, the “Lock-Up Shares”), (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any of the Lock-Up Shares, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise or (c) take any action or publicly announce any intention to effect any transaction specified in clause (a) or (b) (the actions specified in clauses (a) to (c), collectively, a “Transfer”) until the date that is five years after the Closing Date (such period, subject to the accelerated release provisions set forth in Section 3, the “Lock-Up Period”).

2.The restrictions set forth in Section 1 shall not apply to:

a)Transfers by virtue of laws of descent and distribution upon death of the individual;

b)Transfers by operation of law or pursuant to a court order, such as a qualified domestic relations order, divorce decree or separation agreement;

c)the exercise of Parent Options to purchase shares of Parent Common Stock and any related transfer of shares of Parent Common Stock in connection therewith (x) deemed to occur upon the “cashless” or “net” exercise of such Parent Options or (y) for the purpose of paying the exercise price of such Parent Options or for paying taxes due as a result of the exercise of such Parent Options, it being understood that all shares of Parent Common Stock received upon such exercise or transfer will remain subject to the restrictions of this Agreement during the Lock-Up Period;

d)Transfers in the event of completion of a liquidation, merger, stock exchange, reorganization or other similar transaction that results in all of Parent’s securityholders having the right to exchange their shares of Parent Common Stock for cash, securities or other property;

provided, however, that in the case of clauses (a) through (d), such permitted transferees must enter into a written agreement, in substantially the form of this Agreement, agreeing to be bound by these Transfer restrictions.
3.Notwithstanding anything herein to the contrary, the restrictions on Transfer set forth in Section 1 shall terminate as follows:

a)for 50% of the Lock-Up Shares, upon the twelve-month anniversary of the Closing Date; and

b)for the additional 50% of the Lock-Up Shares, upon the eighteen-month anniversary of the Closing Date;

in each case, if as of such anniversary date, either (i) Securityholder continues to be an employee of Parent or any of its Subsidiaries or (ii) Securityholder ceases to be an employee of Parent or any of its Subsidiaries as a result of resignation for Good Reason or termination without Cause or death or Disability.

For purposes of this Agreement, the definitions “Cause,” “Disability” and “Good Reason” shall have the respective meanings ascribed to such terms in the Securityholder’s employment agreement with Parent or its subsidiaries and, if not defined therein, shall be defined as set forth below:

“Cause” shall mean the following: (i) the Securityholder’s willful failure or refusal to perform the Securityholder’s duties and responsibilities as set forth in the Securityholder’s employment agreement, or to abide by a lawful and reasonable directive of the Board of Directors of D-Wave Commercial Inc. (“D-Wave Commercial”) which is consistent with the Securityholder’s duties and responsibilities as set forth in the Securityholder’s employment agreement, or the Securityholder’s willful failure to devote the Securityholder’s business time and attention to the business and affairs of D-Wave Commercial and its affiliates in accordance with the terms of the Securityholder’s employment agreement (except to the extent resulting from the Securityholder’s Disability), in each case which failure or refusal is not cured (to the extent curable) to the reasonable satisfaction of D-Wave Commercial within 10 days after written notice thereof by D-Wave Commercial to the Securityholder (provided that such opportunity to cure need not be given to cure any repeated occurrence of the same or substantially the same act or omission); (ii) the Securityholder’s gross negligence or willful misconduct in the execution of the Securityholder’s duties; (iii) the Securityholder’s failure or refusal to comply with D-Wave Commercial’s policies, procedures, practices or directions, which failure or refusal is not cured (to the extent curable) to the reasonable satisfaction of D-Wave Commercial within 10 days after written notice thereof by D-Wave Commercial to the Securityholder (provided that such opportunity to cure need not be given to cure any repeated occurrence of the same or substantially the same act or omission); (iv) the Securityholder’s conviction of, or guilty plea as to, a felony or any crime involving, fraud, misappropriation, or misrepresentation; or (v) the Securityholder’s material breach of the Securityholder’s employment agreement.

“Disability” shall mean the Securityholder’s physical or mental inability to substantially perform the Securityholder’s duties and responsibilities under the Securityholder’s employment agreement, with or without reasonable accommodation, for a period of one hundred eighty (180) days, whether or not consecutive, during any 365-day period, as determined in D-Wave Commercial’s reasonable discretion.

“Good Reason” shall mean the occurrence of any of the following without the Securityholder’s express written consent: (i) a material and adverse reduction in the Securityholder’s then-current Base Salary (as such term is defined in the Securityholder’s employment agreement), other than pursuant to a general reduction in annual base salary that applies on a uniform basis to all similarly situated executives of D-Wave Commercial or Parent; (ii) a material and adverse reduction in the Securityholder’s title, responsibilities, duties, or authority; or (iii) D-Wave Commercial’s material breach of the Securityholder’s employment agreement, provided, however, that prior to a termination for Good Reason, the Securityholder must provide written notice to D-Wave Commercial describing the condition giving rise to Good Reason within thirty (30) days of the Securityholder’s knowledge of its initial existence and must give D-Wave Commercial thirty (30) days from such notice to cure the condition alleged to give rise to Good Reason and, if such condition is not cured, the Securityholder must terminate the Securityholder’s employment within ninety (90) days from the end of the cure period.

4.In furtherance of the foregoing, Parent, and any duly appointed transfer agent for the registration or transfer of the securities described therein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Agreement.
5.This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing, executed by Parent and Securityholder, executed in the same manner as this Agreement and which makes reference to this Agreement. This Agreement may not be modified or amended except as provided in the immediately preceding sentence and any purported amendment by any party or parties hereto effected in a manner which does not comply with this Section 5 shall be null and void, ab initio. This Agreement shall terminate and be of no force and effect in the event the Merger Agreement is terminated in accordance with its terms.
6.Except as set forth herein, no party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of the other party. Any purported assignment in violation of this paragraph shall be void and ineffectual and shall not operate to transfer or assign any interest or title to the purported assignee. This Agreement shall be binding on Securityholder and each of its respective successors, heirs and assigns and permitted transferees.
7.This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereto (i) agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Delaware Chancery Court, and irrevocably submit to such jurisdiction and venue, which jurisdiction and venue shall be exclusive and (ii) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.
8.This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement or any joinder to this Agreement by electronic means, including DocuSign, e-mail, or scanned pages shall be effective as delivery of a manually executed counterpart to this Agreement.
9.Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby are not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision of this Agreement is invalid, illegal or unenforceable under applicable law, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the day and year first above written.

D-WAVE QUANTUM INC.

By:
Name:
Title:

[Signature Page to Lock-Up Agreement]

SECURITYHOLDER [●]

Name:

[Signature Page to Lock-Up Agreement]